UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2015

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction

of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 16, 2015, Fifth Third Bancorp (the “Company”) issued a press release announcing that it had selected Lars C. Anderson to become the Company’s new Executive Vice President and Chief Operating Officer. A copy of the related press release is attached as Exhibit 99.1 hereto. He will begin his employment with the Company on August 3, 2015.

Mr. Anderson, 54, has served as the Vice Chairman of Comerica Incorporated and Comerica Bank since December 2010. Previously he served BB&T Corporation as its Executive Vice President from October 2010 to November 2010, its Group Banking Executive from August 2010 to November 2010, its Group President, Georgia and Texas from 2009 to 2010, its Group President, Georgia and Alabama from 2004 to 2009, its Group President of Tennessee and Western North Carolina regions from 2003 to 2004, and its Regional President from 2001 to 2005.

Under the terms of Fifth Third’s offer letter to Mr. Anderson, he will receive an annual salary of $675,001.60, a signing bonus of $3 million and, subject to approval by the Board of Directors, an equity grant on October 1, 2015 of $3 million in restricted stock that will vest after four years. Mr. Anderson will also be eligible to receive annual equity-based compensation under the Company’s Incentive Compensation Plan, receive annual incentive awards in the Variable Compensation Plan including a 2015 award payable in 2016 guaranteed at $750,000 and he may participate in the Company’s Nonqualified Deferred Compensation, 401(k) and other benefit plans.

The foregoing description of the terms of the offer letter to Mr. Anderson is qualified in its entirety to the text of the offer letter accepted by Mr. Anderson on July 15, 2015, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1 – Offer letter from Fifth Third Bancorp to Lars C. Anderson.

Exhibit 99.1 – Press release dated July 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

July 16, 2015	By:	/s/ KEVIN T. KABAT
Kevin T. Kabat
Vice Chairman and Chief Executive Officer